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                    ARTICLES OF INCORPORATION

                                OF

                    BLACK MOUNTAIN GOLD, INC.

                            * * * * *

                              FIRST

          The name of the corporation is BLACK MOUNTAIN GOLD, INC.

                             SECOND

          Its principal office in the state of Nevada is located at 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120. The name and address of its resident agent is Pacific Corporate Services, 5844 South Pecos Road, Suite D, Las Vegas, Nevada 89120.

                              THIRD

            The purpose or purposes for which the corporation is organized:

               To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

                              FOURTH

          The amount of the total authorized capital stock of the corporation is One Hundred Thousand Dollars ($100,000.00) consisting of Fifty Million (50,000,000) shares of common stock of the par value of $0.001 each and Fifty Million (50,000,000) shares of preferred stock of the par value of $0.001 each.

                             FIFTH

          The relative rights, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights, preemptive rights, voting rights, rights and terms of redemption, liquidation preferences and sinking terms thereof shall be determined by the Board of Directors, without any further vote or action by shareholders. The Board of Directors, without shareholder approval may issue shares of Preferred Stock with dividend rights, liquidation preferences or other rights that are superior to the rights of holders of Common Stock.



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                              SIXTH

          The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

          There will be three initial members of the Board of Directors and their names and addresses are:

     NAME                     POST-OFFICE ADDRESS

     Dale L. Runyon           528 Fon du Lac Drive
                              East Peoria, Illinois   61611

     Richard G. Steeves       1911 East Meadowlake Drive
                              Mahomet, Illinois   61853

     Roger D. Roemer          6343 McLean Road
                              Minier, Illinois   61759

          The number of members of the Board of Directors shall not be less than one nor more than thirteen.

                             SEVENTH

          The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

                             EIGHTH

          The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

     NAME                     POST-OFFICE ADDRESS

Conrad C. Lysiak              601 West First Avenue
                              Suite 503
                              Spokane, Washington   99201

                             NINTH

          The corporation is to have perpetual existence.

                             TENTH

          In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:



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          Subject to the bylaws, if any, adopted by the
stockholders, to make, alter or amend the bylaws of the corporation.

          To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

          By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

          When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

                            ELEVENTH

          Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                             TWELFTH

          This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.



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                           THIRTEENTH
          The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of February, 2000.



                         /s/ Conrad C. Lysiak
                         CONRAD C. LYSIAK



STATE OF WASHINGTON      )
                         )
COUNTY OF SPOKANE        )

          On this 22nd day of February, 2000, before me, a Notary
Public, personally appeared CONRAD C. LYSIAK, who severally acknowledged that he executed the above instrument.

                         /s/ Judy Terese Lysiak
                         Notary Public, residing in the State of
                         Washington, residing in Spokane.

My Commission Expires:

October 9, 2002